EXHIBIT 99.1
First Financial Bancorp Announces Record Date for
Upcoming Cash Dividend of $0.27 Per Share

Cincinnati, Ohio - November 21, 2011 - First Financial Bancorp (Nasdaq: FFBC) (“First Financial” or the “Company”) announced today that its previously declared quarterly cash dividend of $0.27 per common share will be payable on January 3, 2012 to shareholders of record as of December 2, 2011. Under the Company's current policy of paying 100% of quarterly earnings as cash dividends, the upcoming dividend will consist of: 1) a regular quarterly dividend of $0.12 per share; and 2) a variable dividend of $0.15 per share based on the remainder of the third quarter 2011 diluted earnings per share of $0.27.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company. As of September 30, 2011, the Company had $6.3 billion in assets, $4.1 billion in loans, $5.3 billion in deposits and $727 million in shareholders' equity. The Company's subsidiary, First Financial Bank, N.A., founded in 1863, provides banking and financial services products through its three lines of business: commercial, retail and wealth management. The commercial and retail units provide traditional banking services to business and consumer clients. First Financial Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.2 billion in assets under management as of September 30, 2011. The Company's strategic operating markets are located in Ohio, Indiana and Kentucky where it operates 116 banking centers. Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.

Contact Information
Investors/Analysts                    Media
Kenneth Lovik                        Cheryl Lipp
Vice President, Investor Relations and            First Vice President, Director of Communications
Corporate Development    (513) 979-5797            cheryl.lipp@bankatfirst.com
(513) 979-5837
kenneth.lovik@bankatfirst.com